Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

Rena Cohen
Corporate Communications
(240) 632-5501
rcohen@genvec.com

GENVEC ANNOUNCES PLAN TO SELL MYOBLAST
CELL THERAPY PROGRAM TO A NEWLY FORMED COMPANY

GAITHERSBURG, MD (October 18, 2005) - GenVec, Inc. (Nasdaq:GNVC) announced today that it has entered into a non-binding letter of intent to sell to a third-party buyer the assets and technology related to its myoblast cell therapy program to treat congestive heart failure that was acquired through GenVec’s 2003 merger with Diacrin, Inc. Under the terms of the non-binding agreement, GenVec will assign all key licenses and use agreements relating to the program to a newly formed company in exchange for a royalty on all future product and process sales revenue or license sales revenue generated from the program.

GenVec and the buyer are finalizing agreements to complete the transaction in the fourth quarter of 2005. The buyer has expressed an interest in hiring the current employees at GenVec’s Charlestown, MA facility, if the transaction is completed. The buyer also has agreed to consider subleasing a portion of that facility from GenVec, subject to approval by the facility’s landlord.

“This transaction will help the myoblast cell therapy program move forward with appropriate staff and resources and allow GenVec to concentrate its resources on the development of our core product candidates,” said Dr. Paul H. Fischer, GenVec’s president and chief executive officer.

GenVec will provide support to its myoblast cell therapy program through November 15, 2005, the anticipated closing date for the transaction. If a sale of the myoblast cell therapy program is not completed, GenVec intends to discontinue this program and concentrate its resources on its core gene-based product candidates.

GenVec expects to accrue a fourth quarter charge of approximately $1 million primarily relating to staff termination costs and continuing lease obligations for the Charlestown, MA facility through October 6, 2006. In addition, if the transaction with the buyer closes, GenVec will record an additional non-cash write-off of intangible assets and deferred revenue totaling approximately $1.5 million. Further, GenVec expects to realize approximately $2.5 million to $3 million in annual cost savings that will help support clinical development of TNFerade, the Company’s lead investigational cancer therapy currently in Phase II development for the treatment of pancreatic and rectal cancer.

GenVec is a publicly held clinical-stage biopharmaceutical company focused on the development and commercialization of novel therapies that improve patient care in the areas of cancer, cardiac disease and vision loss. Additional information on GenVec is available at www.genvec.com and in the Company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding cost savings and future programs and studies, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks relating to the ability to complete the sale of the myoblast program on the terms discussed in this press release; the early stage of GenVec’s product candidates under development; uncertainties relating to clinical trials; the timing and content of future U.S. Food and Drug Administration regulatory actions with respect to GenVec, its product candidates, or collaborators, risks relating to the commercialization, if any, of GenVec’s proposed product candidates (such as marketing, regulatory, patent, product liability, supply, competition and other risks); dependence on the efforts of third parties; dependence on intellectual property; and risks that we may lack the financial resources and access to capital to fund our operations. Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

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